Exhibit 99.3

Consent to be Named as a Director of Wejo Group Limited

I consent to being named as a director or executive officer or a director nominee of the Company, if applicable, in the Registration Statement and any other document required in connection with the Company’s proposed Business Combination.

By:	/s/ John Maxwell
	Name:	John Maxwell
	Title:	Chief Financial Officer, Director
	Date:	July 5, 2021